UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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LIFELOCK, INC.

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SUPPLEMENT TO PROXY STATEMENT

This Supplement to the Definitive Proxy Statement on Schedule 14A filed on December 23, 2016, which we refer to as the “Definitive Proxy Statement,” by LifeLock, Inc., which we refer to as the “Company” or “LifeLock,” is being filed to supplement the Definitive Proxy Statement as described pursuant to Explanatory Note Nos. 1 and 2 below.

LifeLock’s Board of Directors continues to unanimously recommend that you vote (1) “FOR” the adoption of the merger agreement; (2) “FOR” the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) “FOR” the approval, on a non-binding, advisory basis, of compensation that will or may become payable by LifeLock to our named executive officers in connection with the merger.

EXPLANATORY NOTE NO. 1

As previously disclosed, on November 20, 2016, the Company, Symantec Corporation, which we refer to as “Symantec,” and L1116 Merger Sub, Inc., a wholly-owned subsidiary of Symantec, which we refer to as “Acquisition Sub,” entered into an Agreement and Plan of Merger, which we refer to as the “Merger Agreement.” Upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Symantec, which we refer to as the “Merger.”

On January 16, 2017, the Company entered into Amendment No. 1 to the Merger Agreement, which we refer to as the “Amendment.” The following disclosure supplements the disclosure contained in the Definitive Proxy Statement. The supplemental disclosure contained below should be read in conjunction with the Definitive Proxy Statement, which is available on the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, along with periodic reports and other information the Company files with the Securities and Exchange Commission. To the extent that the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. Terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURE TO DEFINITIVE PROXY STATEMENT RELATED TO THE AMENDMENT

On January 16, 2017, LifeLock entered into Amendment No. 1, which we refer to as the “Amendment,” to the Agreement and Plan of Merger, dated November 20, 2016, which we refer to as the “Merger Agreement,” by and among LifeLock, Symantec and Acquisition Sub.

On December 21, 2016, Symantec requested that LifeLock agree to accommodate a delay to the closing of the merger as specified in the Merger Agreement, which we refer to as the “Closing,” until early February 2017, in order to facilitate Symantec’s debt financing for the merger. On December 22, 2016, the Strategic Committee of LifeLock’s Board of Directors, which we refer to as the “Strategic Committee,” reviewed Symantec’s request to delay the Closing and various considerations and alternatives with respect to accommodating Symantec’s request. The Strategic Committee determined to hold the special meeting on January 26, 2017 as planned. The Strategic Committee also determined that, in light of the risks presented of Symantec not being willing or able to close when required under the terms of the Merger Agreement if it had not yet obtained the debt financing for the merger, it would authorize LifeLock to discuss with Symantec an amendment to the Merger Agreement to address such risks. The Strategic Committee also determined that if the parties could reach an understanding on the terms of an amendment to the Merger Agreement, then it would bring the amendment to the LifeLock Board of Directors for consideration and approval. The proposed amendment would provide that Symantec would have the ability to extend the Closing for a limited period of time after January 31, 2017, even if all the conditions to closing were satisfied earlier, so long as Symantec agreed that the conditions to closing related to LifeLock would be deemed to be satisfied after the date the Closing would have otherwise occurred.

In late December 2016 and early January 2017, Symantec and LifeLock negotiated the terms of the proposed amendment to the Merger Agreement. On January 13, 2017, in light of the risks presented of Symantec not closing when required under the terms of the Merger Agreement if it had not yet obtained the debt financing for the merger, and Symantec’s willingness to deem the conditions to closing related to LifeLock to be satisfied after the date the Closing would have otherwise occurred, LifeLock’s Board of Directors authorized the entry into the Amendment.

        The Amendment provides Symantec the right, in certain circumstances, to extend the date of the Closing to the later of (x) February 9, 2017 and (y) the second business day after the satisfaction or waiver of the closing conditions set forth in Section 7.1 and Section 7.3 of the Merger Agreement. Specifically, if on or after January 31, 2017 and prior to February 9, 2017, the conditions set forth in Section 7.1 and Section 7.2 are satisfied, including that LifeLock has delivered the officer’s certificate regarding its satisfaction of certain of its closing conditions in the form attached to the Amendment, and has fulfilled its obligation to provide certain financial information that LifeLock is required to provide Symantec in connection with its debt financing efforts pursuant to the terms of the Merger Agreement, and Symantec has not completed its debt financing, then Symantec may elect to extend the Closing to the later of (x) February 9, 2017 and (y) the second business day after the satisfaction or waiver of the closing conditions set forth in Section 7.1 and Section 7.3 of the Merger Agreement. In such event, the closing conditions set forth in Section 7.2 of the Merger Agreement shall be deemed to have been satisfied for all purposes and any extension of the Closing pursuant to Section 2.3(y) of the Merger Agreement will no longer apply, subject to LifeLock not intentionally breaching certain conduct covenants in the Merger Agreement after the date of delivery of the officer’s certificate.

Other than as expressly modified pursuant to the Amendment, the Merger Agreement, which was filed as Annex A to the Definitive Proxy Statement, remains in full force and effect as originally executed on November 20, 2016. The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 17, 2017, which is incorporated herein by this reference.

EXPLANATORY NOTE NO. 2

In connection with the Merger, two purported class action complaints have been filed on behalf of the stockholders against the Company, the members of the board of directors, Symantec and Acquisition Sub in Arizona Superior Court, Maricopa County, and the United States District Court for the District of Arizona. The two complaints are captioned as follows: Minzer v. LifeLock, Inc. et al, CV-2016-53742 (filed December 15, 2016 ) and Parshall v. LifeLock, Inc. et al, Civ. No. 2:16-cv-04434-DKD (filed December 16, 2016), which we refer to collectively as the “Stockholder Actions.”

The Company believes that no supplemental disclosures are required under applicable laws; however, to avoid the risk of the Stockholder Actions delaying or adversely affecting the Merger and to minimize the expense of defending the Stockholder Actions, and without admitting any liability or wrongdoing, the Company is making certain disclosures below that supplement and revise those contained in the Definitive Proxy Statement, which we refer to as the “litigation-related supplemental disclosures.” The litigation-related supplemental disclosures contained below should be read in conjunction with the Definitive Proxy Statement, which is available on the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, along with periodic reports and other information the Company files with the Securities and Exchange Commission. The Company and the other named defendants have denied, and continue to deny, that they have committed or assisted others in committing any violations of law or breaches of duty to LifeLock stockholders, and expressly maintain that, to the extent applicable, they complied with their fiduciary and other legal duties and are providing the litigation-related supplemental disclosures below solely to try to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the Merger that might arise from further litigation. Nothing in the litigation-related supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the litigation-related supplemental disclosures set forth herein. To the extent that the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All page references are to pages in the Definitive Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

Forward-Looking Statements

        All statements included or referenced may contain statements that are not historical facts and that constitute “forward-looking statements” within the meaning of such term under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements include statements regarding our business outlook, the expected completion and timing of the merger and other information relating to the merger and all other statements included herein other than recitation of historical facts. Words such as “will,” “intends,” “expects,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” “targets” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements included herein are subject to risks and uncertainties that could cause actual results or events to differ from such statements, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the Merger Agreement or the transaction, (viii) the possibility that competing offers or acquisition proposals for the Company will be made; (ix) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (x) risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transaction; and (xi) the ability of Symantec to implement its plans, forecasts, and other expectations with respect to the Company’s business after the completion of the proposed Merger and realize additional opportunities for growth and innovation. For additional information, please see Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which we refer to as our Quarterly Report, entitled “Risk Factors” and in other sections of our Quarterly Report, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Actual results may differ materially from those contained in the forward-looking statements included herein. Any forward-looking statements are based on information currently available to us and we assume no obligation to update these statements as circumstances change, except as required by law. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed herein and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT RELATED TO STOCKHOLDER ACTIONS

The “The Merger” section of the Definitive Proxy Statement under the heading “Background of the Merger” is hereby amended by:

Amending and restating the first sentence in the fourth paragraph on Page 46.

Later on November 17, 2016, representatives of Goldman Sachs informed Sponsor A-Sponsor B that LifeLock was pursuing a transaction with another party, but did not inform Sponsor A-Sponsor B that LifeLock was planning on entering into exclusive negotiations with such party.

Adding the below additional sentence to the end of the last full paragraph on page 47.

No potential acquirors have made any confidential proposals to LifeLock or its representatives or requested the waiver of any standstill provisions since LifeLock, Symantec and Acquisition Sub entered into the merger agreement.

The “The Merger” section of the Definitive Proxy Statement under the heading “Fairness Opinion of Goldman, Sachs & Co.” is hereby amended by:

Amending and restating the third and fourth sentences in the first full paragraph on Page 54.

Goldman Sachs first calculated the implied future equity values per share of common stock at year-end for each of the fiscal years 2017 to 2020 using the forward free cash flow per share set forth in the Five-Year Forecasts for those years and then applying a Forward FCF Yield range of 6.6% (based upon the three-month average of the one year forward trading multiples of LifeLock on and prior to November 10, 2016, the last trading day prior to the public report of a potential transaction involving LifeLock, which date we refer to here as “the Pre-Leak date”) to 9.9% (based upon the 12-month Pre-13D date average of the one year forward trading multiples of LifeLock). In addition, Goldman Sachs calculated implied future equity values per share of common stock at year-end for each of the fiscal years 2017 through 2020 using the next-12 month Adjusted EBITDA set forth in the Five-Year Forecasts for those years by applying Forward EV/EBITDA multiples ranging from 9.0x (based upon the 12-month Pre-13D date average of the one year forward trading multiples of LifeLock) to 13.6x (based upon the three-month Pre-Leak date average of the one year forward trading multiples of LifeLock) to the applicable next-twelve month Adjusted EBITDA as set forth in the Five-Year Forecasts.

Amending and restating the second, third and fourth sentences in the first paragraph under the section entitled “Illustrative Discounted Cash Flow Analysis” on Page 54 through 55.

Using discount rates ranging from 7.50% to 8.50%, reflecting estimates of LifeLock’s weighted average cost of capital (and derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and beta, as well as certain financial metrics for the United States financial markets generally), Goldman Sachs discounted to present value as of September 30, 2016 (1) estimates of unlevered free cash flow for LifeLock for the fourth calendar quarter of 2016 and the fiscal years 2017 through 2021 as reflected in the Five-Year Forecasts and (2) a range of illustrative terminal values for LifeLock, which were calculated by applying perpetuity growth rates ranging from 2.50% to 3.50%, to a terminal year estimate of the free cash flow to be generated by LifeLock, as reflected in the Five-Year Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Five-Year Forecasts and market expectations regarding long-term growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for LifeLock by adding the ranges of present values it derived above and the present value of the net operating losses, as prepared by LifeLock’s management. Goldman Sachs then added to the range of illustrative enterprise values it derived for LifeLock the amount by which LifeLock’s cash, cash equivalents and marketable securities exceeded its indebtedness as of September 30, 2016 (approximately $166 million according to the LifeLock Form 10-Q for the period ended September 30, 2016, filed on November 9, 2016), as provided by the management of LifeLock, to derive a range of illustrative equity values for LifeLock.

The “The Merger” section of the Definitive Proxy Statement under the heading “Financial Forecasts” is hereby amended by:

Amending and restating the first full paragraph on Page 58.

As referred to below, “EBITDA” and “Adjusted EBITDA” is a financial measure commonly used in the technology industry but is not defined under GAAP. We calculate “EBITDA” as net income (loss) before depreciation and amortization, interest expense, interest income, and income tax (benefit) expense. We calculate Adjusted EBITDA as net income (loss) before depreciation and amortization, stock-based compensation, interest expense, interest income, other income (expense), income tax (benefit) expense, and acquisition related expenses, when applicable. For fiscal year 2016, we have also excluded from Adjusted EBITDA expenses related to the FTC litigation and the impact of a legal reserve for the settlement of a stockholder derivative lawsuit. We believe that the exclusion of certain items of income and expense from net income (loss) in calculating Adjusted EBITDA is useful because the amount of such income or expense may not directly correlate to the underlying operational performance of our business and/or such income and expense can vary significantly between periods.

Amending and restating the third and fourth full paragraphs on Page 58.

We define “Unlevered Free Cash Flow” as net income excluding depreciation and amortization, less acquisitions of property and equipment and adjusted for changes in working capital.

We included Adjusted EBITDA and Free Cash Flow because they are key measures we used to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. We included EBITDA and Unlevered Free Cash Flow because they are key measures used to evaluate the proposed transaction by the board of directors and potential acquirors. In particular, the exclusion of certain expenses and cash flows in calculating EBITDA, Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key financial measure used in determining management’s incentive compensation.

Although EBITDA, Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures. Further, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Amending and restating the chart in the section entitled “Forecasts” at the bottom of page 58.

(in millions)	July Forecasts 2016E	October Revisions 2016E		2017E	2018E	2019E	2020E	2021E
Revenue	$666	$668		$743	$832	$938	$1,060	$1,200
Gross Profit(1)	$516	$517	(2)	$589	$664	$754	$862	$986
EBITDA	$47	$46		$63	$76	$105	$147	$205
Adjusted EBITDA	$86	$90		$100	$118	$152	$200	$264
Free Cash Flow	$87	$86		$113	$133	$153	$171	$216
Unlevered Free Cash Flow(3)	$39	$14		$61	$71	$90	$116	$155

(1)	Gross Profit for each period provided consists of Revenue less cost of servicing. Cost of servicing was $150 million, $151 million, $154 million, $168 million, $184 million, $198 million, and $214 million for the periods covered by the July Forecasts 2016E, the October Revisions 2016E, 2017E, 2018E, 2019E, 2020E, and 2021E, respectively.

(2)	This figure was calculated in accordance with GAAP and was the figure presented to the LifeLock Board. The October Revisions provided to Symantec reflected a non-GAAP adjusted gross margin of $523 million, which was calculated by adding expenses for stock-based compensation and depreciation back to gross profit as calculated in accordance with GAAP.
(3)	LifeLock estimated the net present value of standalone net operating losses to be $77 million. The net present value was determined based on an estimated combined federal and state tax rate and a discount rate that accounts for the assumed cost of debt.

Amending and restating the section entitled “Reconciliation of Adjusted EBITDA to Net Income” on page 59.

Reconciliation of Adjusted EBITDA and EBITDA to Net Income

The Forecasts include a forecast of our Adjusted EBITDA and EBITDA. A reconciliation of the differences between Adjusted EBITDA and EBITDA and net income, a financial measurement prepared in accordance with GAAP, is set forth below. In the calculation of EBITDA, the Company assumed zero interest expense and interest income. In the calculation of Adjusted EBITDA, the Company assumed zero interest expense, interest income, other income (expense) and acquisition related expenses.

(in millions)	July Forecasts 2016E	October Revisions 2016E	2017E	2018E	2019E	2020E	2021E
Reconciliation of Adjusted EBITDA and EBITDA to Net Income
Net Income	$15	$15	$26	$34	$54	$79	$114
Depreciation and amortization	22	22	20	20	16	15	15
Income tax (benefit) Expense	10	9	17	23	36	53	76

EBITDA	47	46	63	76	105	147	205
Share-based compensation	34	34	37	42	47	53	60
FTC litigation expense and legal settlements	6	10	—	—	—	—	—

Adjusted EBITDA	$86	$90	$100	$118	$152	$200	$264

Adding the below additional sentence to the end of the first full paragraph under the section entitled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities” on page 59.

Other than as indicated in the reconciliation below, no other line items were used in the calculation of Free Cash Flow.

Adding the below additional sentence to the end of the first full paragraph under the section entitled “Reconciliation of Unlevered Free Cash Flow to Net Income” on page 59.

Other than as indicated in the reconciliation below, no other line items were used in the calculation of Unlevered Free Cash Flow.